Exhibit 15

May 8, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 8, 2019 on our review of interim financial information of W. R. Grace & Co., which appears in this Quarterly Report on Form 10-Q, is incorporated by reference in the Registration Statements on Form S-8 (Nos. 333-224767, 333-194171) of W. R. Grace & Co.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland